As filed with the Securities and Exchange Commission on May 13, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREENLANE HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	83-0806637
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1095 Broken Sound Parkway, Suite 300

Boca Raton, FL 33487

(Address, including zip code, of Registrant’s principal executive offices)

Greenlane Holdings, Inc. 2019 Equity Incentive Plan

(Full title of the plan)

Aaron LoCascio

Chief Executive Officer

1095 Broken Sound Parkway, Suite 300

Boca Raton, FL 33487

(877) 292-7660

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Eric M. Hellige, Esq.

Jeffrey C. Johnson, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 421-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.01 per share
	4,823,216	(2)	$15.67	(3)	$75,579,795	$9,161
	176,784	(4)	$17.00	(5)	$3,005,328	$365
Total	5,000,000				$78,585,123	$9,526

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued as a result of stock splits, stock dividends or similar transactions that result in an increase in the number of shares of Class A common stock outstanding.
(2)	Represents 4,823,216 shares of Class A common stock available for future issuance under the Greenlane Holdings, Inc. 2019 Equity Incentive Plan (the “2019 Plan”).
(3)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of Greenlane Holdings, Inc.’s Class A common stock reported by the Nasdaq Stock Market LLC as of May 7, 2019.
(4)	Represents 176,784 shares of Class A common stock available for issuance under stock options granted under the 2019 Plan on April 17, 2019, immediately following the determination of the initial public offering price in Greenlane Holdings, Inc.’s initial public offering.
(5)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the proposed maximum offering price per share is $17.00, which is the exercise price of the outstanding awards granted under the 2019 Plan and referenced above in footnote 4.

EXPLANATORY NOTE

Greenlane Holdings, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the issuance of 5,000,000 shares of its Class A common stock, par value $0.01 per share, which is referred to as the Class A Common Stock, that are reserved for issuance upon exercise of options granted, or in respect of awards granted, under the Greenlane Holdings, Inc. 2019 Equity Incentive Plan (the “2019 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2019 Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Company Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Greenlane Holdings, Inc., 1095 Broken Sound Parkway, Suite 300, Boca Raton, FL 33487, Attention: General Counsel, Telephone number (877) 292-7660.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.	The Company’s Registration Statement on Form S-1 (Registration No. 333-230405) filed with the Commission on March 20, 2019, and as amended on April 8, 2019;

2.	The description of the Class A Common Stock set forth in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on April 18, 2019, and any amendment or report filed for the purpose of updating any such description;

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 9, 2019; and

4.	The Company’s Current Report on Form 8-K, filed with the Commission on April 25, 2019.

In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s certificate of incorporation provides for indemnification by the Company of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation provides for such limitation of liability.

The Company has entered into customary indemnification agreements with its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the Company or on its behalf. The Company also maintains a policy of insurance under which coverage is provided to its executive officers and directors against certain losses that are not entitled to indemnification by the Company pursuant to these customary indemnification agreements.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibits

4.1	Amended and Restated Certificate of Incorporation of Greenlane Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on April 25, 2019).

4.2	Second Amended and Restated Bylaws of Greenlane Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on April 25, 2019).

5.1*	Opinion of Pryor Cashman LLP as to legality of the Class A Common Stock.

23.1*	Consent of BDO USA, LLP.

23.2*	Consent of Squar Milner LLP.

23.3*	Consent of Pryor Cashman LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Part II).

99.1	Greenlane Holdings, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K filed on April 25, 2019).

99.2	Greenlane Holdings, Inc. Form of Stock Option Agreement (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 filed on March 20, 2019).

99.3	Greenlane Holdings, Inc. Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.20 to Company’s Registration Statement on Form S-1 filed on March 20, 2019).

*	Filed herewith.

Item 9.	Undertakings

The Company hereby undertakes:

(a) (1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Greenlane Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, state of Florida, on May 13, 2019.

GREENLANE HOLDINGS, INC.

By:	/s/ Aaron LoCascio
Name: Aaron LoCascio
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Aaron LoCascio, Adam Schoenfeld and Ethan Rudin, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed on May 13, 2019, by the following persons in the capacities indicated.

Signature	Title

/s/ Aaron LoCascio	Chief Executive Officer and Chairman of the Board of Directors
Aaron LoCascio	(Principal Executive Officer)

/s/ Ethan Rudin	Chief Financial Officer
Ethan Rudin	(Principal Financial Officer and Principal Accounting Officer)

/s/ Adam Schoenfeld	Director
Adam Schoenfeld

/s/ Neil Closner
Neil Closner	Director

/s/ Richard Taney
Richard Taney	Director

/s/ Jeff Uttz
Jeff Uttz	Director

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